# FORM 4

☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

## UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

## STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 or Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*
Helfrick Susan
(Last) (First) (Middle)
1855 GRIFFIN ROAD, SUITE B-428
(Street)
DANIA BEACH FL 33004
(City) (State) (Zip)

2. Issuer Name and Ticker or Trading Symbol
Chewy, Inc. [CHWY ]

3. Date of Earliest Transaction (Month/Day/Year)
06/26/2020

4. If Amendment, Date of Original Filed (Month/Day/Year)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
Director
10% Owner
X Officer (give title below)
Other (specify below)
General Counsel

6. Individual or Joint/Group Filing (Check Applicable Line)
X Form filed by One Reporting Person
Form filed by More than One Reporting Person

### Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

| 1. Title of Security (Instr. 3) | 2. Transaction Date (Month/Day/Year) | 2A. Deemed Execution Date, if any (Month/Day/Year) | 3. Transaction Code (Instr. 8) | | 4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5) | | | 5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4) | 6. Ownership Form: Direct(D) or Indirect (I) (Instr. 4) | 7. Nature of Indirect Beneficial Ownership (Instr. 4) |
|---|---|---|---|---|---|---|---|---|---|---|
| | | | Code | V | Amount | (A) or (D) | Price | | | |
| Class A Common Stock | 06/26/2020 | | S (1) | | 17,062 | D | $49.38 | 89,577 | D | |
| Class A Common Stock | 06/26/2020 | | S (1) | | 10,979 | D | $47.37 (2) | 69,021 | I | By spouse |
| Class A Common Stock | 06/26/2020 | | S (1) | | 10,611 | D | $48.38 (3) | 58,410 | I | By spouse |
| Class A Common Stock | 06/26/2020 | | S (1) | | 5,110 | D | $49.23 (4) | 53,300 | I | By spouse |
| Class A Common Stock | 06/26/2020 | | S (1) | | 3,300 | D | $50.12 (5) | 50,000 | I | By spouse |
| Class A Common Stock | | | | | | | | 537,720 (6) (7) | D | |

### Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

| 1. Title of Derivative Security (Instr.3) | 2. Conversion or Exercise Price of Derivative Security | 3. Transaction Date (Month/Day/Year) | 3A. Deemed Execution Date, if any (Month/Day/Year) | 4. Transaction Code (Instr. 8) | | 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) | | 6. Date Exercisable and Expiration Date (Month/Day/Year) | | 7. Title and Amount of Securities Underlying Derivative Security (Instr. 3 and 4) | | 8. Price of Derivative Security (Instr. 5) | 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4) | 10. Ownership Form: Direct (D) or Indirect (I) (Instr. 4) | 11. Nature of Indirect Beneficial Ownership (Instr. 4) |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | Code | V | (A) | (D) | Date Exercisable | Expiration Date | Title | Amount or Number of Shares | | | | |

## Explanation of Responses:

1. Represents sales effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person.
2. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions in prices ranging from $46.91 to $47.85, inclusive. The reporting person undertakes to provide to Chewy, Inc., any securityholder of Chewy, Inc. or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes 2 through 5 to this Form 4.
3. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions in prices ranging from $47.92 to $48.89, inclusive.

4. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions in prices ranging from $48.94 to $49.77, inclusive. 5. The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions in prices ranging from $49.98 to $50.27, inclusive. 6. Represents restricted stock units. Each restricted stock unit represents a contingent right to receive one share of Class A common stock of Chewy, Inc. The time-vesting condition was satisfied with respect to 25% of these restricted stock units on June 13, 2020 and then will be satisfied with respect to 12.5% of these restricted stock units at the end of each six-month period thereafter, subject to the filing person's continued employment with Chewy, Inc. through the applicable vesting date. The share price condition will be satisfied with respect to a percentage of these restricted stock units, as and when the price per share of Class A common stock specified in Chewy, Inc.'s Registration Statement on Form S-1 (File No. 333-231095), as amended, is achieved, on a weighted-average basis, on every trading day during a consecutive 45-day trading period completed prior to June 13, 2024, subject to the filing person's continued employment with Chewy, Inc. through the applicable vesting date. 7. The share price condition will be satisfied with respect to a percentage of these restricted stock units, as and when the price per share of Class A common stock specified in Chewy, Inc.'s Registration Statement on Form S-1 (File No. 333-231095), as amended, is achieved, on a weighted-average basis, on every trading day during a consecutive 45-day trading period completed prior to June 13, 2024, subject to the filing person's continued employment with Chewy, Inc. through the applicable vesting date. The share price condition has been satisfied with respect to 100% of these restricted stock units. /s/ Susan Helfrick 06/30/2020 ** Signature of Reporting Person Date Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v). ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure. Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.